EXHIBIT 99.1

Tenax Therapeutics Announces European Patent Office Intention to Grant Patent Covering Use of Levosimendan in PH-HFpEF

Provides Patent Protection in Europe Through at Least December 2040

Further IP Protection for TNX-103 (Oral Levosimendan) and Other Drug Formulations, and its Active Metabolites, in PH-HFpEF

Also Provides Patent Protection for Wide Range of Levosimendan Doses, and its Use in Combination with Various Cardiovascular Drugs in PH-HFpEF

CHAPEL HILL, N.C., Sept. 16, 2025 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or “Tenax Therapeutics” or the “Company”), a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies, today announced that the European Patent Office (EPO) has notified Tenax of its Intention to Grant a patent that will provide intellectual property (IP) protection for TNX-103 (oral levosimendan), and other formulations of levosimendan, as well as its active metabolites, for use in pulmonary hypertension resulting from heart failure with preserved ejection fraction (PH-HFpEF). Once granted, this patent will provide Tenax with protection in Europe through 2040, and may qualify for an additional European patent term beyond 2040.

“This patent will protect our use of levosimendan in PH-HFpEF, including TNX-103, in Europe, where prevalence estimates indicate the number of patients currently suffering from this disease approximates the number estimated in North America. This patent protects an important commercial opportunity for Tenax. It builds on multiple patents already issued in the U.S. and Canada, as we continue to strengthen the global IP portfolio of our novel and potentially first-in-disease drug,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “The European patent is particularly timely for the Company as we prepare to initiate our second registrational Phase 3 study, LEVEL-2, which will recruit patients across Europe. We expect to initiate LEVEL-2 this year, an essential step not only in advancing TNX-103 toward regulatory approval in PH-HFpEF, but also to including patients from around the world at the Phase 3 stage of development.”

The EPO issued an Intention to Grant notification for Tenax’s patent application titled “LEVOSIMENDAN FOR TREATING PULMONARY HYPERTENSION WITH HEART FAILURE WITH PRESERVED EJECTION FRACTION (PH-HFpEF).” Once granted, this patent will include claims covering the use of levosimendan when delivered through various routes of administration to treat PH-HFpEF, including oral, intravenous, inhaled, transdermal, and subcutaneous use. In addition, this patent will include similar protection for the use of the active metabolites of levosimendan (OR1896 and OR1855) for the treatment of PH-HFpEF. This patent also will expressly provide protection in Europe for a wide range of doses of levosimendan, as well as for use of levosimendan in combination with various cardiovascular drugs, in PH-HFpEF. This new patent, once granted, will have a patent term until December 2040, and it may qualify for European patent supplementary protection certificates (SPC) that would extend the period of patent protection beyond 2040.

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About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a novel, first-in-class K-ATP channel activator/calcium sensitizer currently being evaluated to treat pulmonary hypertension (PH) associated with heart failure with preserved ejection fraction (PH-HFpEF). Levosimendan was first developed for intravenous use in hospitalized patients with acutely decompensated heart failure, and it has received market authorization in 60 countries in this indication, although it is not available in the United States or Canada. Tenax’s Phase 2 HELP study, including its open-label extension stage, demonstrated the potential of IV (TNX-101) and oral (TNX-103) levosimendan to bring durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. TNX-103 (oral levosimendan) is currently being evaluated in LEVEL, a Phase 3, double-blind, randomized, placebo-controlled clinical trial in patients with PH-HFpEF.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies. The Company owns global rights to develop and commercialize levosimendan, which it is developing for the treatment of PH-HFpEF, the most prevalent form of pulmonary hypertension globally, for which no product has been approved to date. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning expected intellectual property developments and possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: intellectual property risks; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, location, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; risks related to our business strategy, including the prioritization and development of product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; the potential advantages of our product candidates; our competitive position; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; risks associated with our cash needs; volatility and uncertainty in the global economy and financial markets in light of unexpected changes in tariffs and the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contact:

Investor and Media:

Argot Partners

tenax@argotpartners.com

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